UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 7, 2016

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) The information contained in Item 8.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02(b).

Item 8.01. Other Events.

Curis, Inc. (the “Company”) and Daniel R. Passeri entered into a letter agreement on September 2, 2016 (the “Letter Agreement”), which became effective on September 7, 2016 pursuant to which Mr. Passeri resigned as a director and Vice Chairman of the Board of Directors (“Board”) of the Company. Mr. Passeri’s resignation will become effective on September 14, 2016. Mr. Passeri’s resignation was not due to any disagreement with the Company or its management relating to the Company’s operations, policies or practices.

Pursuant to the terms of the Letter Agreement, and in recognition of his many years of service to the Company in varying roles, including as a director and Vice Chairman of the Board, and formerly as Chief Executive Officer, President, and as a consultant, the Board authorized a $250,000 recognition bonus payment to Mr. Passeri and also approved a modification to Mr. Passeri’s vested common stock options such that the exercise period for all such options shall be twenty-four (24) months. Mr. Passeri agreed to provide continued assistance to the Company, without further remuneration, for up to two years, if and when requested by the Board or the Chief Executive Officer. The Letter Agreement also contains other customary terms and conditions relating to Mr. Passeri’s end of service with the Company.

The Company is grateful for the many significant contributions that Mr. Passeri has made during his tenure, and wishes him well in his future endeavors. The Board and management team join together in thanking Mr. Passeri for his years of valuable service.

The foregoing summary of the Letter Agreement is qualified in its entirety by reference to the full text of the Letter Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: September 7, 2016	By:	/s/ Ali Fattaey, Ph.D.
Ali Fattaey, Ph.D.
President and Chief Executive Officer